Exhibit 99.1

VBI Vaccines Announces Development of a Novel Glioblastoma Immunotherapy Candidate

CAMBRIDGE, MA (October 8, 2015) – VBI Vaccines Inc. (Nasdaq: VBIV) (“VBI”) today announced that it has applied its eVLP Platform in the development of a novel therapeutic vaccine candidate for glioblastoma multiforme (“Glioblastoma” or “GBM”). Columbia University’s Brain Tumor Center is performing research to evaluate VBI’s GBM immunotherapy candidate in ex vivo studies using GBM patient samples.

Glioblastoma is among the most common and aggressive malignant primary brain tumors in humans. In the U.S. alone, 12,000 new cases are diagnosed each year.1 The current standard of care for GBM is surgical resection, followed by radiation and chemotherapy. Even with aggressive treatment, GBM progresses rapidly and is exceptionally lethal, with median patient survival of less than sixteen months.2

A growing body of research has demonstrated that GBM tumors are particularly susceptible to infection by cytomegalovirus (“CMV”), with over 90% of GBM tumors expressing CMV antigens.3 In addition, recent research has demonstrated that dendritic cell priming combined with dendritic cell vaccination against CMV can extend overall survival in patients with glioblastoma.4

“Recent advances in this field are promising, but there is still need for improved CMV vaccination approaches for GBM,” said Dr. David E. Anderson, Ph.D., VBI’s Chief Scientific Officer. “Our eVLP approach has allowed for the efficient delivery of multiple CMV antigens, and in the case of GBM, we believe could be capable of mobilizing a broad and robust anti-tumor immune response against GBM. Further, we have demonstrated the ability to manufacture eVLP-derived vaccine candidates with yields and purity that are expected to be suitable for production at a commercial scale.”

VBI is seeking to leverage its eVLP Platform and its expertise in CMV to develop a therapeutic vaccine candidate that has been designed to direct an immune response against glycoprotein B and pp65, two CMV antigens that are highly immunogenic targets during natural infection. The vaccine candidate includes an adjuvant that mobilizes dendritic function and enhances Th1-type immunity.

VBI is evaluating the ability of its vaccine candidate to stimulate CD4+ and CD8+ T cell responses in peripheral blood mononuclear cells (“PBMCs”) harvested from healthy patients and patients with GBM; CD4+ and CD8+ immune responses are critical to efficacious anti-tumor immunity. VBI will also monitor several biomarkers predictive of clinical efficacy.

1 Dolecek TA, Propp JM, Stroup NE, et al. (2012) CBTRUS statistical report: Primary brain and central nervous system tumors diagnosed in the United States in 2005-2009. Neuro Oncol 14(suppl 5):v1–v49.

2 Johnson DR, O'neill BP. Glioblastoma survival in the United States before and during the temozolomide era. J Neurooncol. 2012;107(2):359-64.

3 Mitchell DA, Xie W, Schmittling R, et al. Sensitive detection of human cytomegalovirus in tumors and peripheral bood of patients diagnosed with glioblastoma. Neuro-oncology. 2008;10(1):10-8.

4 Mitchell DA, Batich KA, Gunn MD, et al. Tetanus toxoid and CCL3 improve dendritic cell vaccines in mice and glioblastoma patients. Nature. 2015;519(7543):366-9.

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com	1

Columbia University’s Brain Tumor Center, a world-class academic environment for the treatment of neurological diseases, combines exceptional patient care with innovative research and cutting edge technology. More than 400 patients undergo surgery for brain tumors at Columbia each year, making it one of the preeminent brain tumor centers in the U.S.5

To learn more about VBI’s GBM Immunotherapy Program, visit: http://www.vbivaccines.com/gbm/

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company developing novel technologies that seek to expand vaccine protection in large underserved markets. VBI’s eVLP vaccine platform allows for the design of enveloped (“e”) virus-like particle (“VLP”) vaccines that closely mimic the target virus. VBI’s lead eVLP asset is a prophylactic Cytomegalovirus (“CMV”) vaccine; VBI has initiated work for GMP manufacturing of its CMV candidate for use in formal preclinical and Phase I trials. VBI’s second platform is a thermostable technology that enables the development of vaccines and biologics that can withstand storage or shipment at constantly fluctuating temperatures. VBI has completed proof of concept thermostability studies on a number of vaccine and biologic targets. VBI is headquartered in Cambridge, MA with research facilities in Ottawa, Canada.

Website Home: http://www.vbivaccines.com/

News and Insights: http://www.vbivaccines.com/wire/

Investors: http://ir.vbivaccines.com/

Company Contact

Perri Maduri, Communications Executive

Phone: (617) 830-3031 x124

Email: ir@vbivaccines.com

Investor Contacts

Robert B. Prag, President

The Del Mar Consulting Group, Inc.

Phone: (858) 794-9500

Email: bprag@delmarconsulting.com

Scott Wilfong, President

Alex Partners, LLC

Phone: (425) 242-0891

Email: scott@alexpartnersllc.com

5http://www.columbianeurosurgery.org/specialties/brain-tumor-center/

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com	2

Forward-Looking Statement Disclosure

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the efficacy of potential products, the timelines for bringing such products to market, and the availability of funding sources for continued development of such products. Forward-looking statements are based on management’s estimates, assumptions, and projections, and are subject to uncertainties, many of which are beyond the control of VBI. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include the risks that potential products that appear promising to VBI cannot be shown to be efficacious or safe in subsequent preclinical or clinical trials, VBI will not obtain appropriate or necessary governmental approvals to market these or other potential products, VBI may not be able to obtain anticipated funding for its development projects or other needed funding, and VBI may not be able to secure or enforce adequate legal protection, including patent protection, for its products. All forward-looking statements included in this press release are made only as of the date of this press release, and VBI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

More detailed information about VBI and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release, is set forth in VBI’s filings with the Securities and Exchange Commission (the “Commission”). VBI urges investors and security holders to read those documents free of charge at the Commission’s Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from VBI. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, VBI undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com	3